UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007

Home Solutions of America, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-31711	99-0273889
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Dragon Street, Suite B, Dallas, Texas	75207
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 623-8446

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2007, the independent members of the Board of Directors (the “Board”) of Home Solutions of America, Inc., a Delaware corporation (“Home Solutions”), approved an amendment to Home Solutions’ Board Compensation Plan (the “Plan”), to be effective for the year of Board service following the election of directors at Home Solutions’ 2007 annual meeting of stockholders. The amended Plan increases the annual cash retainer for each Board member from $20,000 to $25,000, and increases the additional annual retainer for the audit committee and compensation committee chairmen from $2,500 to $5,000. In addition, the amended Plan increases the annual restricted stock grant for each Board member from 20,000 shares to 25,000 shares. The restricted stock awards will vest over the 2-year term of the Plan in 24 equal monthly increments and will be subject to lock-up restrictions, with the restrictions lapsing for 25% of the stock at the end of each 6-month period during the 2-year term. If a director resigns or is terminated prior to completing the Plan’s full 2-year term, or if a director is not elected for the second year of the 2-year Plan term, such director will forfeit his unvested shares; however, in such event, all remaining lock-up restrictions will terminate with respect to vested shares. Additionally, the restricted shares will be automatically vested in the event of a change in control of Home Solutions.

Frank J. Fradella is the Chief Executive Officer of Home Solutions and also serves as the Chairman of the Board. As a member of the Board, Mr. Fradella is eligible to receive compensation pursuant to the Plan, including the $25,000 annual retainer and the annual grant of 25,000 shares of restricted stock, to which all Board members are entitled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME SOLUTIONS OF AMERICA, INC.

Date: April 3, 2007

By: /s/ Frank J. Fradella
Frank J. Fradella
Chairman and Chief Executive Officer